Exhibit 99.2

Hertz Announces Pricing of $1.5 Billion Private Offering of Senior Notes by The Hertz Corporation

ESTERO, Fla., Nov. 17, 2021 /PRNewswire/ -- Hertz Global Holdings, Inc. (NASDAQ: HTZ) (“Hertz” or the “Company”) today announced that its wholly-owned indirect subsidiary, The Hertz Corporation (“Hertz Corp.”), has entered into an agreement to sell $500 million aggregate principal amount of 4.625% Senior Notes due 2026 (the “2026 Notes”) and $1.0 billion aggregate principal amount of 5.000% Senior Notes due 2029 (the “2029 Notes” and, together with the 2026 Notes, the “Notes”) in a private offering (the “Offering”) exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The Offering is expected to close on or about November 23, 2021, subject to customary closing conditions.

The Notes will pay interest semi-annually in arrears. The Notes are expected to be guaranteed on a senior unsecured basis by the domestic subsidiaries of Hertz Corp. that guarantee its first lien facilities from time to time.

Hertz Corp. intends to use the proceeds from the issuance of the Notes, together with available cash, to (i) repurchase all or a portion of the outstanding shares of Hertz’s Series A preferred stock and pay fees and expenses in connection therewith (either directly or indirectly by funding a dividend to Hertz) and (ii) pay fees and expenses in connection with the Offering. To the extent that the net proceeds from the Offering are in excess of the amounts required for the purposes described above, Hertz Corp. may elect to retain up to $250 million of such remaining net proceeds for general corporate purposes (the “GCP Cap”). To the extent that the remaining net proceeds exceed the GCP Cap (such amount in excess thereof, the “Excess Net Proceeds”), Hertz Corp. will be required to apply such Excess Net Proceeds (plus, at Hertz Corp.’s option, all or any portion of the GCP Cap) to redeem a portion of the Notes.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the Notes (or the guarantees of the Notes) or any other securities, nor will there be any sale of the Notes (or any guarantees of the Notes) or any other securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction. The Notes (and the guarantees of the Notes) will be issued in reliance on the exemption from the registration requirements provided by Rule 144A under the Securities Act and, outside of the United States, only to non-U.S. investors pursuant to Regulation S under the Securities Act. None of the Notes (or the guarantees of the Notes) have been registered under the Securities Act or any state or other jurisdiction’s securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state and other jurisdiction’s securities laws.

This press release does not constitute a notice of redemption under the certificate of designations governing Hertz’s Series A preferred stock, nor an offer to tender for, or purchase, any Series A preferred stock or any other security.

ABOUT HERTZ

The Hertz Corporation, a subsidiary of Hertz Global Holdings, Inc., operates the Hertz, Dollar and Thrifty vehicle rental brands throughout North America, Europe, the Caribbean, Latin America, Africa, the Middle East, Asia, Australia and New Zealand. The Hertz Corporation is one of the largest worldwide vehicle rental companies, and the Hertz brand is one of the most recognized globally. Additionally, The Hertz Corporation operates the Firefly vehicle rental brand and Hertz 24/7 car sharing business in international markets and sells vehicles through Hertz Car Sales.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this release include “forward-looking statements” within the meaning of applicable securities laws and regulations. These statements often include words such as “believe,” “expect,” “project,” “potential,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may,” “would,” “should,” “could,” “forecasts” or similar expressions. These statements are based on the Company’s current views with respect to future events and the timing of the Offering and the use of the proceeds therefrom. These forward-looking statements are subject to a number of risks and uncertainties including prevailing market conditions, as well as other factors. Forward-looking statements represent the Company’s estimates and assumptions only as of the date that they were made, and, except as required by law, the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: mediarelations@hertz.com; investorrelations@hertz.com